SECOND AMENDMENT TO CEPTOR AGREEMENT

      Second Amendment dated this __ day of November, 2004 to that certain Agreement ("Agreement") by and among William Pursley ("WP"), Ceptor Corporation ("Ceptor") and Xechem International, Inc. ("Xechem").

                                    RECITALS:

      WHEREAS, the parties entered into the Agreement on March 31, 2004 (the "Original Agreement") to provide a mechanism for among other things, facilitating the independent financing of Ceptor, and a means of liquidity for Xechem.

      WHEREAS, the parties entered into a First Amendment to Ceptor Agreement on April __, 2004 (the "First Amendment" and together with the Original Agreement, the "Agreements") in order to further the purposes of the Original Agreement by adding to and modifying certain terms and provisions of the Original Agreement.

      WHEREAS, the parties are desirous of amending the Original Agreement and First Amendment to further delineate their respective rights and obligations as set forth below, which will supersede any inconsistencies or ambiguities in the Agreements.

      Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Original Agreement or as such may be modified by the First Amendment and in the PPM (as hereinafter defined).

      NOW THEREFORE, in consideration of the premises and covenants contained herein, the parties agree as follows:

      1. Recitals. The recitals set forth above are incorporated herein by reference as if fully rewritten.

      2. PPM. Xechem acknowledges it has received a copy of the Confidential Private Placement Memorandum of Ceptor dated October 22, 2004 (the "PPM") and that the Board of Directors of Xechem have approved the PPM and the "Offering" and other transactions described therein and has or will adopt any resolutions as stockholder of Ceptor to authorize the taking of all actions by Ceptor necessary or appropriate to effectuate the transactions described therein and consummate the "Merger" of Ceptor with and into a subsidiary of Company (as such terms are defined in the PPM) and subsequent merger of Ceptor into Company for the purpose of effectuating a change of domicile of Company from Florida to Delaware. Xechem agrees that it shall take all further actions reasonably requested by Ceptor in order to effectuate the intent and purposes of the Agreements and the transactions described in the PPM.

      3. Exchange Ratio and Shares. Xechem agrees and consents to an exchange ratio of Company Common Stock to be exchanged for each share of presently outstanding of Ceptor common stock of 2.26567:1. Xechem acknowledges that it presently is the record holder of 1,800,000 of the issued and outstanding shares of common stock of Ceptor, par value $0.00001 per share, which prior to redemption as contemplated in Section 4 hereof, will be converted into 3,898,213 shares of Company Common Stock.

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      4. Put Option. Notwithstanding anything to the contrary contained in
Section 5.0(b) of the Original Agreement as amended by Section 2 of the First Amendment, the number of shares of Ceptor to be "Put" by Xechem pursuant to the "Put" obligation shall be that amount of shares equal to the quotient of: (a) ten (10%) percent of the gross cash raised (before any commissions or other expenses) in each tranche of equity financing by Ceptor (or the Company or any other publicly traded parent of Ceptor) into which shares of the common stock of Ceptor presently outstanding may be exchanged in connection with the Merger of Ceptor with and into any subsidiary of Company or such other entity; divided by
(b) the price per share of common stock of Company or other entity (the "Issue Price") at which such equity tranche is raised (and if in the form of preferred stock, then the price per share will be computed based upon the number of shares of common stock into which such preferred stock would be converted were the preferred stock to immediately convert to common stock, and, provided, further, that the value or conversion of any warrants or other consideration shall be disregarded in such calculation).

      Under the terms of the PPM, Ceptor is raising by the sale of shares of Common Stock of Company a minimum of $2.5 million and maximum of $6.0 million from the offering of Units, each Unit consisting of one share of Series A Preferred Stock and a warrant for 5,000 shares of common stock of the Company, exercisable at $1.25 per share. Units are offered by the Placement Agent for sale at $25,000 per Unit. Shares of Series A Preferred Stock will be convertible into 10,000 shares of Company Common Stock (or $2.50 per share of Common Stock).

      For the absence of doubt, under the PPM, assuming gross Offering proceeds of $2.5 million from the sale of 100 Units, Xechem would exercise its Put for $250,000 in cancellation of 100,000 shares ($2,500,000 x .10 = $250,000/$2.50 =
100,000); and assuming gross Offering proceeds of $6.0 million from the sale of 240 Units, Xechem would exercise its Put for $600,000 in cancellation of 240,000 shares ($6,000,000 x .10 = $600,000/$2.50 = 240,000).

      Upon closing of any sales of Units under the Offering Xechem shall be required to and without further action by Xechem shall be deemed to exercise its Put as set forth herein, provided, however, that in no event shall one or more exercises of the Put result in any amount in excess of $2.0 million being redeemed by Company.

      Each further tranche of shares of equity to be sold by Ceptor or any Ceptor parent or affiliate subsequent to the PPM will result in exercise of the Put by Xechem, and shall be priced at the issue price per share for the tranche of equity corresponding to the Put to the greatest extent that is consistent with the principles set forth in the foregoing paragraphs, provided, however, that Xechem's Put obligation (and Ceptor's redemption obligation, or that of its parent or affiliate) will cease once Xechem has Put $2.0 million, in the aggregate, to Ceptor or any Ceptor parent or affiliate.

      For the absence of doubt, if Xechem has Put $600,000 (240,000 shares) to Company and subsequently, Company raises $1,000,000 of equity based upon a price of $2.50 per share in tranche 1 (i.e., 400,000 shares) and $10,000,000 of equity based upon a price of $4.00 per share in tranche 2 (i.e., 2,500,000 shares), then Xechem would Put 40,000 shares for $2.50 per share in tranche 1 ($100,000) and 250,000 shares in tranche 2 ($1,000,000), resulting in aggregate Put proceeds of $1,100,000.

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      If, however, tranche 2 were $20,000,000 at $4.00 per share, then Xechem would Put 500,000 shares in tranche 2 ($2,000,000), reduce by $700,000 previously Put (175,000 shares), or $1,300,000, or an additional 325,000 shares, net ($600,000 (PPM) + $100,000 (tranche 1) = $700,000. $2,000,000 - $700,000 =
$1,300,000 net Put remaining. $1,300,000/$4.00 = 325,000 shares to extinguish
Put.

      Xechem shall continue to be entitled to the royalty of two (2%) percent of gross revenues received by Ceptor, its subsidiaries, affiliates and assigns with respect to the sale of any products incorporating any of the Ceptor IP or the licensing of any of the Ceptor IP (or the sale of the licensing rights to any of the Ceptor IP or the sale of any of the Ceptor IP).

      The remainder of the substantive provisions of Section 5.0(b) of the Original Agreement shall remain in place, subject to the modification of the terms of any indebtedness of Ceptor or exchange of such indebtedness for Replacement Notes of Company, to reflect the terms set forth in the PPM, including any cancellations or additional consideration in connection with the Exchange Offer of Bridge Loans and/or 10% Notes for Replacement Notes as shall be determined in the sole discretion of Ceptor management, from time to time.

      5. Lock-up. Of the shares of Common Stock to be issued to and held by Xechem pursuant to the PPM (and as set forth in Section 3, above), the entire amount held is subject to a lock-up agreement amongst the parties to this Agreement under which Xechem agrees that it may not sell any of its shares for a period of six months following the effective date of the registration of the shares purchased in the Offering or the registration of the shares of common stock underlying the Preferred Stock (the "Underlying Common") as described in the PPM, and may only sell up to fifty (50%) percent thereafter until one (1) year following the effective date of such registration of shares purchased in the Offering (or the Underlying Common) described in the PPM; provided further, if for whatever reason the shares purchased in the Offering or the Underlying Shares are not registered within one hundred eighty (180) days following the termination of this Offering (the "Outside Date") then those shares shall be deemed to have been registered as of the Outside Date for purposes of this
Section 5. In addition, if the Company engages an underwriter or placement agent during the twelve (12) month period following the final Closing to occur under the PPM, in order to raise a minimum of $5.0 million through the sale of the Company other equity securities (or securities that may be convertible into Company equity securities), in a public offering or private placement, upon notice of commencing such public offering or private placement, Xechem agrees to the terms of any further lock-up agreements required by the underwriter or placement agent thereof, and agrees that it shall refrain from making any sales, transfers or other dispositions in the course of such offering, but, in any event, for not more than ninety (90) days from the date of effectiveness of such further lock-up agreement, or ninety (90) days following the termination of such offering, whichever is less. Xechem agrees that its piggyback registration rights shall be inapplicable to registration of the share of Common Stock of Company issued pursuant to the PPM, provided that such piggyback registration shall be effected at the same time as registration of any Founder's Shares issued pursuant to the Founder's Stock Plan is effected, as described in the PPM. Notwithstanding anything to the contrary herein, Xechem shall be permitted to transfer shares of the Common Stock to any person or entity who agrees to be bound proportionately to the redemption and lock-up provisions hereof.

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      6. Placement Agent Agreement. A true and correct copy of the Placement
Agent Agreement by and between Brookshire Securities Corporation and Ceptor is annexed as Exhibit A hereto. Xechem authorizes and approves the Placement Agent Agreement, including the payment of all fees and expenses, as provided therein, and all agreements of indemnification or contribution therein.

      7. Ratification. All actions of Ceptor, its officers, directors, attorneys, accountants, advisors, lenders, consultants, and other parties which have been disclosed to Xechem or any of its directors, are hereby ratified, confirmed and approved by Xechem as stockholder of Ceptor in all respects, and Ceptor shall be authorized to proceed in all respects as described in the PPM.

      IN WITNESS WHEREOF, the undersigned have executed this Second Amendment as of the date first set forth above, which Second Amendment shall be binding if delivered in counterpart or one integrated document by original, photocopy or facsimile.

                                        CEPTOR CORPORATION

                                        By:
                                            ---------------------------------
                                        Name: William Pursley
                                        Title: Chief Executive Officer


                                        XECHEM INTERNATIONAL, INC.

                                        By:
                                            ---------------------------------
                                        Name:
                                              -------------------------------
                                        Title:
                                               ------------------------------

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